Exhibit 99.1
                                                                January 22, 2003

                      Metris Announces Workforce Reduction

MINNETONKA, Minn. (January 22, 2003) - Metris Companies Inc. (NYSE: MXT) announced today that it is reducing its workforce by approximately 180 employees. In a communication to employees, Metris Chairman and Chief Executive Officer David Wesselink cited the company's ongoing commitment to returning to profitability as the reason behind the action.

"We have been conducting a thorough review of the entire organization to determine the best ways to return Metris to profitability," Wesselink said. "During this review, which includes an in-depth analysis of all business operations, strategies and resources, it became clear that a reduction in our workforce would be a necessary step in streamlining and revitalizing our operations, restoring investor confidence, and ensuring the company's long-term success.

"Obviously this decision to reduce our workforce was a difficult and painful one," he said. "Taking an action that deeply impacts so many people throughout our organization is regrettable. I greatly appreciate the hard work and dedication shown by all of our employees over the years, and our management team and board of directors share that gratitude."

More than half of the positions being eliminated are at the company's Minnetonka headquarters. The reductions include approximately 25 percent of the company's senior management team. All of the affected employees will receive severance pay based on their length of service and position at Metris, as well as outplacement support.

"Although we are trimming our workforce, we are committed to maintaining the same high level of service our cardholders and customers have always enjoyed," Wesselink said. "I'm confident that we will continue to deliver quality products and excellent customer service."

The workforce reductions are expected to result in an annualized cost savings of approximately $20.8 million. The company will take a first quarter 2003 charge of approximately $4.9 million in connection with the reductions. Metris will employ approximately 3,700 employees following the reductions.

Metris Companies Inc. is one of the nation's leading providers of financial products and services. The company issues credit cards through its wholly owned subsidiary, Direct Merchants Credit Card Bank, N.A., the 10th-largest bankcard issuer in the United States. As a top-tier enhancement services company, Metris also offers consumers a comprehensive array of value-added products, including credit protection and insurance, extended service plans and membership clubs. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.


Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: higher delinquency, charge-off and bankruptcy rates of the Company's target market of moderate-income consumers; risks associated with Direct Merchants Credit Card Bank's ability to comply with its agreement with regulators regarding the safety and soundness of its operations; risks relating to the Company's continuing ability to market its enhancement services and maintain or expand on current levels in that business; interest rate risks; risks associated with acquired portfolios; dependence on the securitization markets and other funding sources; state and federal laws and regulations that limit the Company's business activities, product offerings and fees; privacy laws that could result in lower marketing revenue and penalties for non-compliance; and general economic conditions that can have a negative impact on the performance of loans and marketing of enhancement services. The Company undertakes no obligation to update any forward-looking statements. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.